Exhibit 99.1

For Immediate Release:

Contact:

Peerless Systems Corporation

Timothy E. Brog

Chief Executive Officer

203-350-0045

Peerless Systems Corporation to be Acquired for $7.00 Per Share in Cash

Enters Into Merger Agreement with Mobius Acquisition, LLC

Mobius to Commence All-Cash Tender Offer

Stamford, Connecticut December 22, 2014 — Peerless Systems Corporation (Nasdaq: PRLS) today reported that it has entered into a definitive merger agreement to be acquired by Mobius Acquisition, LLC for $7.00 per share in cash, pursuant to a cash tender offer and second step merger.  Upon completion of the transaction, Peerless will become a privately held company. The Peerless board of directors has unanimously approved the agreement and recommended that the shareholders of Peerless accept the offer and tender their shares into the offer. Neither management nor members of the Board of Directors of Peerless have any affiliation with Mobius.

Under the terms of the agreement, Peerless shareholders will receive $7.00 in cash for each share of Peerless common stock, representing a premium of approximately 91.8% over Peerless’ closing price prior to the announcement of the Deer Valley acquisition on September 2, 2014, a 54.6%% premium over Peerless’ average closing price during the 90 trading days ending December 19, 2014, and a 43.4% premium over Peerless’ average closing price during the 30 trading days ending December 19, 2014.

“We believe this transaction is in the best interests of Peerless and our shareholders.  Our agreement with Mobius represents an attractive valuation for our shareholders, and we look forward to closing the transaction expeditiously,” said Timothy Brog, Chief Executive Officer of Peerless.

Under the terms of the merger agreement, Peerless intends to solicit superior proposals from third parties pursuant to a “go-shop” provision in the Merger Agreement until the earlier of the 50th day following execution of the Merger Agreement and the closing of the Tender Offer. There can be no assurances that the solicitation of proposals will result in an alternative transaction. Unless required by law, Peerless does not intend to disclose developments with respect to this solicitation process until it is completed.

If Peerless terminates the Merger Agreement due to a breach by Mobius, or because Mobius fails to consummate the Tender Offer or the Merger, Mobius is required to pay to Peerless a termination fee in the amount of $6,000,000. Payment of such termination fee is secured by a letter of credit from First Niagara Bank.

Under the terms of the merger agreement, Mobius will commence a cash tender offer to purchase all of the outstanding shares of Peerless’ common stock no earlier than January 6, 2015 and no later than January 13, 2015. The closing of the tender offer is subject to customary closing conditions, including the tender of at least a majority of Peerless’ common stock.  If the tender offer closes, Mobius will acquire any Peerless shares that are not purchased in the tender offer in a second-step merger, at the same price per share paid in the tender offer. The transaction is not subject to a financing condition.  Peerless expects the transaction to close in February or March 2015.  There can be no assurance that the tender offer will be completed, or if completed, that it will be completed in February or March 2015.

About Peerless Systems Corporation

Founded in 1982, Peerless historically licensed imaging and networking technologies to the digital document markets. Effective October 31, 2008, Peerless sold its imaging and networking technologies and certain other assets to Kyocera-Mita Corporation.  Peerless retains certain rights to continue licensing these technologies to customers in the digital document markets.  Peerless is seeking to maximize the value of its licensing business and is exploring various alternatives to enhance stockholder value, potentially through establishing a new venture or acquiring an existing business, as well as through other investment opportunities.

About Deer Valley Corporation (Peerless’ 80% owned subsidiary)

Deer Valley, through its wholly owned subsidiaries Deer Valley Homebuilders, Inc. and Deer Valley Financial Corp., designs and manufactures factory built homes, and provides dealer inventory-secured financing, and warranty and repair services for its factory built homes. Deer Valley’s manufacturing plant located in Guin, Alabama, produces homes which are marketed in 14 states through a network of independent dealers, builders, developers and government agencies located primarily in the southeastern and south central regions of the United States. Inventory secured loan financing is offered to qualified retail dealers and developers, through DVFC, for homes Deer Valley manufactures.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

Some statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, and, therefore, involve uncertainties or risks that could cause actual results to differ materially there from.  These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions.  These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements.  Such statements include, but are not limited to, the Company’s ability to maximize the value of its licensing business or to enhance stockholder value, potentially through establishing a new venture or acquiring an existing business, or through other investment opportunities. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2014 Annual Report on Form 10-K filed with the SEC on April 30, 2014, as well as risks discussed in Deer Valley’s Annual Report on Form 10-K filed with the SEC on March 20, 2014.  The Company intends that the forward-looking statements included herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements.  The Company disclaims any obligation to update forward-looking statements.

Notice to Investors

The tender offer for the outstanding common stock of the Company referred to in this report has not yet commenced. This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of the Company common stock will be made pursuant to an offer to purchase and related materials that Mobius intends to file with the Securities and Exchange Commission. At the time the offer is commenced, Mobius will file a tender offer statement on Schedule TO with the Securities and Exchange Commission, and thereafter the Company will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. These materials will be sent free of charge to all stockholders of the Company when available.  In addition, all of these materials (and all other materials filed by the Company with the Securities and Exchange Commission) will be available at no charge from the Securities and Exchange Commission through its website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the Securities and Exchange Commission by the Company by contacting Yi Tsai, at Peerless Systems Corporation, telephone number (203) 350-0040.